Exhibit (j)

Consent of Independent Auditors

We hereby consent to the use in this Registration Statement on Form N-1A (the "Registration Statement") of our report dated October 24, 2003, relating to the financial statement of Dreyfus Premier Balanced Opportunity Fund, a series of Dreyfus Premier Manager Funds II, which appears in such Registration Statement and to the incorporation by reference in this Registration Statement of our report dated January 3, 2003, relating to the financial statements and financial highlights which appear in the November 30, 2002 Annual Report to Shareholders of Thompson Plumb Balanced Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the prospectus and "Counsel and Independent Auditors" in the statement of additional information.

PricewaterhouseCoopers LLP
New York, New York
October 24, 2003